Exhibit 10.16

This EMPLOYMENT AGREEMENT, dated as of July 22, 2015 (this “Agreement”), is made and entered into between SOULCYCLE INC., a Delaware corporation (the “Company”), and Melanie Whelan (“Executive”).

WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on July 1, 2015 (such date, the “Effective Date”) and ending on the fourth anniversary of the date on which the Options (as defined below) are granted, unless such employment is earlier terminated in accordance with this Agreement (such period of employment hereunder, the “Term”). The Term shall automatically extend for successive one year periods unless earlier terminated in accordance with this Agreement or upon no less than 60 days’ prior written notice by either party.

2. Position, Duties and Responsibilities.

(a) During the Term, Executive shall (i) serve as the Chief Executive Officer of the Company and (ii) report directly to the Executive Chairman of the Company’s Board of Directors (the “Board”) and the Board. In that capacity, Executive shall oversee the day-to-day operations of the Company and otherwise have the duties, responsibilities and authorities customarily associated with such position in a company the size and nature of the Company. Executive’s office shall be located at the Company’s corporate headquarters in New York, New York.

(b) Following execution of this Agreement at the time other members are added to the Board, Executive shall be appointed to the Board and shall serve on the Board without any additional compensation. In connection with and following the initial public offering of the Company’s common securities (the “IPO”), the Company shall nominate and re-nominate Executive for election to the Board at the end of Executive’s then current term(s). Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Date of Termination (as defined in Appendix II) from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any and all offices Executive holds with the Company or any of the Company’s affiliates.

(c) During the Term, Executive shall devote her full working time, attention and reasonable best efforts to the business of the Company and shall use her reasonable best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein. Executive shall not, without the consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee of the Company; provided, that, beginning on the second anniversary of the Effective Date and upon the consent of the Board (which consent shall not be unreasonably withheld) Executive may serve on the board of directors of one for profit entity. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director or an officer of, or otherwise participate in, non-profit, educational, social welfare, religious and civic organizations to the extent such service has been approved by the Board (which approval, beginning on the second anniversary of the Effective Date, shall not be unreasonably withheld) or manage her personal, financial and legal affairs, in each case, so long as any such activities do not unreasonably interfere with the performance of her duties and responsibilities to the Company and comply with the conflict-of-interest policies applicable to the Company.

3. Compensation and Benefits.

(a) Base Salary. During the Term, Executive shall be paid an annual base salary of $475,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Term, the Base Salary will be reviewed annually and will be subject to increase (but not decreases) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”).

(b) Bonus. For each calendar year ending during the Term, Executive shall be eligible to earn a performance-based cash bonus (“Annual Bonus”) in accordance with the annual bonus plan of the Company applicable to other senior executives of the Company, targeted at 50% of Executive’s Base Salary (the “Target Bonus”) with a maximum amount of 100% of Base Salary payable for each such calendar year. The aggregate amount of any Annual Bonus actually payable to Executive hereunder, if any, shall be determined by the Committee in its reasonable discretion as soon as practicable following the conclusion of the calendar year in question based on the achievement of pre-established performance conditions, and shall be paid no later than the 15th day of the third month following the end of the applicable calendar year (whether or not such payment date occurs during the Term). If the Company’s fiscal year is no longer a calendar year, this provision shall be reasonably and appropriately adjusted to take into account such change in the Company’s fiscal year.

(c) 2015 Annual Bonus. Notwithstanding anything contained in Section 3(b) above, Executive’s annual bonus opportunity for the 2015 calendar year will be calculated based on the Company’s actual EBITDA during 2015, with such EBITDA capped at 103% of the Company’s budgeted 2015 EBITDA, which would equate to 130% of Target Bonus or 65% of Base Salary.

(d) Transaction Bonuses. Executive shall be entitled to receive (i) a one-time cash bonus of $400,000, payable on the earlier to occur of the IPO or December 31, 2015 (the “IPO Bonus”) and (ii) a one-time cash bonus of $400,000, payable on December 31, 2016 (the “Transition Bonus”). Except as provided in Section 5, Executive must be employed by the Company on the date of payment in order to remain eligible to receive the IPO Bonus or the Transaction Bonus.

(e) Long-Term Incentive Awards.

(i) Option Grant. Upon the execution of this Agreement, the Company shall grant the Executive an initial grant of options to acquire shares of the Company’s Common Stock at an exercise price of $719.00 per share in accordance with the agreement attached hereto as Exhibit A (the “Options”).

(ii) Annual Equity Grants. Following the IPO and commencing in 2017, the Executive will be eligible to receive annual grants of equity-based awards on the same basis as other senior executives of the Company with an annual grant target of approximately 0.25% of the Company’s outstanding Common Stock. Executive’s entitlement to any such equity grants remains subject to approval by the Committee, in its sole discretion.

(f) Benefits and Expense Reimbursement. During the Term, Executive shall be eligible to participate in the benefit and perquisite plans, programs, policies and practices (including with respect to vacation, retirement, savings and welfare benefits, director and officer liability insurance, perquisites and other fringe benefits) made available to other senior executives of the Company, as in effect from time to time. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with the applicable policies of the Company, including the presentation of appropriate statements of such expenses. The Company shall reimburse Executive for reasonable legal fees incurred in connection with the negotiation of this Agreement and any term sheet that precedes this Agreement within thirty (30) days following receipt of an invoice; provided that such fees do not exceed $30,000.

(g) Indemnification and D&O Insurance. The Company shall indemnify Executive in her capacity as a member of the Board and officer of the Company and provide director and officer insurance coverage to Executive, in each case, on the same basis as other members of the Board.

4. Termination of Employment During the Term.

(a) Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment for Disability (as defined in Appendix II).

(b) Cause and Good Reason. The Company may terminate Executive’s employment for Cause, and Executive may terminate Executive’s employment for Good Reason (each as defined in Appendix II).

(i) Good Reason shall not exist until and unless (i) Executive has given the Board notice of the applicable event giving rise to Good Reason within 60 days of the date Executive has knowledge of such event, (ii) such notice specifically delineates such claimed basis for Good Reason and informs the Board that the Company is required to cure such event (if curable) and (iii) if such event is not so cured within 30 days (the “Cure Period”) after such notice is given in accordance with Section 8(d) (or is not curable) or if such basis is not disputed in writing by the Company during the Cure Period, Executive resigns for Good Reason within 30 days after the end of the Cure Period. If such event is cured within the Cure Period, Good Reason shall be deemed not to exist.

(ii) Solely with respect to clause (b)(ii) of the definition of “Cause”, Cause shall not exist until and unless the Board has given Executive notice of the applicable event giving rise to the claimed Cause within 60 days of the date the Board has knowledge of such event. Such notice shall specifically delineate such claimed basis for Cause and shall inform Executive that she is required to cure such event (if curable) within the Cure Period after such notice is given in accordance with Section 8(d). If such event is not so cured (or is not curable) or if such basis is not disputed in writing by Executive during the Cure Period, the Company may terminate Executive’s employment for Cause within 30 days after the end of the Cure Period. If such event is cured within the Cure Period, Cause shall be deemed not to exist.

(c) Without Cause or Without Good Reason. Nothing herein shall be interpreted as prohibiting the Company from terminating Executive’s employment without Cause or Executive from terminating her employment without Good Reason upon written notice at any time; provided, however, Executive shall be required to give Company 90 days’ written notice prior to any resignation without Good Reason (which notice period the Board may elect to waive).

(d) Notice of Termination. Any termination of Executive’s employment hereunder by the Company for Cause or due to Disability or by Executive for Good Reason shall be communicated by an executed Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason that requires a Cure Period, shall not be before the expiration of any such cure period). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, to assert such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

5. Obligations of the Company Upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other Company plans or programs, except as provided below:

(a) Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Executive’s employment other than for Cause (but not due to Executive’s death or Disability), or Executive shall terminate her employment for Good Reason, then, subject to Executive executing (and not revoking) a general release of claims (the “Release”) no later than 55 days after the Date of Termination and Executive’s compliance with the provisions of Appendix I:

(i) beginning on the 60th day following the Date of Termination, the Company shall continue to pay to Executive the Base Salary for 15 months (the “Continuation Period”) in equal installments in accordance with the Company’s normal payroll practices, as in effect on the Date of Termination (the “Salary Severance”);

(ii) beginning on the 60th day following the Date of Termination, the Company shall pay to Executive an aggregate cash amount equal to 1.25 times the Target Bonus for the fiscal year of the Company in which the Date of Termination occurs, in equal installments during the Continuation Period in accordance with the Company’s normal payroll practices, as in effect on the Date of Termination (the “Bonus Severance”);

(iii) the Company shall make a lump-sum cash payment to Executive in an amount equal to the product of (A) the Annual Bonus that Executive would have earned determined based on the Company’s actual performance for the calendar year in which the Date of Termination occurs on the same basis as other executive officers and (B) a fraction, the numerator of which is the number of days that have elapsed in the calendar (or fiscal) year in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365, at such time as the Company otherwise makes incentive payments for such calendar year, but in no event later than the 15th day of the third month following the end of the applicable calendar (or fiscal) year;

(iv) the Company shall make a lump sum cash payment to Executive equal to any unpaid IPO Bonus or Transaction Bonus, payable promptly after the release becomes irrevocable (the “Unpaid Transaction Bonuses”);

(v) regardless of whether Executive executes the Release, to the extent not theretofore paid or provided, the Company shall pay to Executive her Base Salary through the Date of Termination, reimburse any unreimbursed expenses, pay any earned but unpaid Annual Bonus from a prior completed fiscal year, and pay or provide any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the employee benefit plans and programs or Company payroll, including any bonus program, of the Company and its affiliates through the Date of Termination at the time such payments are due or benefits are to be provided (if any) and taking into account any deferral elections made by Executive (if applicable) (all such amounts and benefits described in this Section 5(a)(v) shall be hereinafter referred to as the “Accrued Benefits”); and

(vi) the Company shall treat all outstanding equity awards held by Executive in accordance with the terms of the applicable equity plan and award agreements.

(b) Cause; Other Than for Good Reason. If, during the Term, Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to Executive’s death or Disability), other than any Accrued Benefits to which Executive may be entitled, this Agreement shall terminate without further additional obligations from the Company to Executive under this Agreement (other than those obligations that by their terms expressly survive the Term).

(c) Death or Disability. If, during the Term, Executive’s employment shall be terminated due to death or Disability, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to:

(i) a lump sum cash payment equal to any Unpaid Transaction Bonuses, payable within 30 days following Executive’s termination of employment;

(ii) the Accrued Benefits; and

(iii) the Company shall treat all outstanding equity awards held by Executive in accordance with the terms of the applicable equity plan and award agreements.

(d) Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 5(d) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Termination Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if an independent nationally recognized accounting firm selected by the Company (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(d) shall be made in writing (including detailed supporting calculations) as soon as reasonably practicable following the earlier of your Date of Termination or the date of the transaction which causes the application of Section 280G of the Code and shall be binding on the parties absent manifest error. In the event of a reduction of benefits hereunder, benefits shall be reduced in the order that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5(d). To the extent requested by you, the Company shall cooperate with you in good faith in valuing, and the Accountants shall value, services to be provided by you (including your refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of section 280G of the Code. In no event shall Executive be entitled hereunder to a gross up from the Company to cover any Excise Tax to which she may be subject. At the written request of Executive prior to an IPO, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A 7 of Treasury Regulation Section 1.280G.

(e) Release. In the event that the Release is not executed, or is revoked, on or prior to the 55th day after the Date of Termination, Executive will forfeit all entitlement to the severance amounts described therein (other than, for the avoidance of doubt, the Accrued Benefits). All references to a general Release in this Section 5 shall mean a release in the form attached as Appendix III.

6. Section 409A of the Code.

(a) It is intended that the provisions of the Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that Executive and the Company reasonably agree that the Agreement (including Exhibit A) requires modification to comply with Section 409A, the parties shall cooperate in good faith to make such modifications in a manner that best preserves the economic intent of the Agreement.

(b) Neither Executive nor any of her creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (the Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c) If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination after consultation with Executive that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under

Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the earlier of (i) the first business day after such six-month period or (ii) promptly after Executive’s death. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon her separation from service (within the meaning of Section 409A).

(d) For purposes of Section 409A, each payment under the Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e) Except as specifically permitted by Section 409A or as otherwise specifically set forth in the Agreement, the benefits and reimbursements provided to Executive under the Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of the Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f) The Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law. Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.

(g) Notwithstanding any provision in this Agreement to the contrary, if the 55-day period for making and not revoking the Release described in Section 5(e) of this Agreement ends in a calendar year commencing after the Executive’s Date of Termination, no severance benefit payable under Section 5(a) (excluding, for the avoidance of doubt, the Accrued Benefits) shall be payable earlier than the first day of the calendar year following such Date of Termination.

7. Appendix I and Appendix II. Certain of Executive’s contractual and legal obligations (including, without limitation, various restrictive covenants) and certain defined terms, are set forth in Appendix I and Appendix II. In addition, Appendix I and Appendix II specify certain rules and conditions of various employment related matters. Appendix I and Appendix II are attached to, and expressly made an integral part of, this Agreement.

8. Miscellaneous

(a) Entire Agreement; Effectiveness. This Agreement (including Appendix I and Appendix II) contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations and warranties between the parties, whether written or oral, with respect to the subject matter hereof. In particular, Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between the Company and Executive shall hereby be terminated and has no further force and effect after the date hereof. In addition, during the Term, the provisions of Section 5 of this Agreement supersede in all respects and are in lieu of any severance payments and benefits that Executive may be eligible to receive under any severance or change of control plan that the Company maintains during the Term.

(b) Assignment; Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives. The rights and responsibilities of the Board herein may be delegated or assigned to one or more committees thereof as determined in the Board’s discretion. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(c) Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

(d) Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to (i) the Executive Chairman of the Company or (ii) Executive, in each case, either by mail, fax or email, and shall be deemed to have been duly delivered or given when received.

(e) Representations. Executive represents, warrants and covenants that: (i) Executive has the full right, title and authority to enter into this Agreement and perform Executive’s obligations hereunder; and (ii) except as referenced in Section 2(c), Executive has not granted, nor will grant, any right, and will not do any act or enter into any agreement or understanding whatsoever which may or will prevent, impair or hinder the full performance of Executive’s obligations hereunder.

(f) Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

(g) No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

(h) Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(i) Survival. The rights and obligations of the Company and Executive under the provisions of this Agreement, including Appendix I and Appendix II of this Agreement, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

(j) Governing Law. This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

(k) Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York City, New York, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 8(k). Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8(k).

(l) Costs of Proceedings. Except as set forth in Section 3(f) or Appendix I, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(n) Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SOULCYCLE INC.

By:	/s/ Harvey Spevak
Name: Harvey Spevak
Title: Executive Chairman

/s/ Melanie Whelan

Melanie Whelan

Appendix I – Certain Contractual and Legal Obligations

The contractual and legal obligations set forth in this Appendix I are expressly made an integral part of the Employment Agreement, dated as of July 22, 2015, between SOULCYCLE INC. and Melanie Whelan (the “Agreement”), to which this Appendix I is attached. All capitalized terms used in this Appendix I, to the extent not defined, shall have the meaning set forth in the Agreement or Appendix II to the Agreement.

1. Restrictive Covenants.

(a) Non-Competition/Non-Solicitation. Executive hereby agrees that during the Term and the 24-month period following any termination of Executive’s employment regardless of how or why such employment ends, Executive shall not, directly or indirectly, (i) employ, solicit or retain, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 6-month period prior to such time had been employed by the Company or any of its subsidiaries or retained as a consultant by the Company or any of its subsidiaries to provide services primarily for the Company or one of its subsidiaries, or solicit, induce or encourage any such person to leave employment with the Company or its affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of the Company or its subsidiaries or encourage any such person or entity to in each case cease being or, as applicable, not to be a customer or client of the Company or its subsidiaries or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any geographic area in the world in which the Company or any of its subsidiaries is engaged in business or as of the Termination Date has plans to engage in business that are then under active consideration by the Board or executive officers of the Company. For purposes of this Appendix I, the term “Competing Business” shall mean any Business engaged in producing products or services competing with those of the Company or its subsidiaries or producing products or services competing with products or services that, as of the Termination Date, the Company has plans to engage in business and that are then under active consideration by the Board or executive officers of the Company. For the sake of clarity, a Competing Business includes, without limitation, any Business providing any form of fitness related training or classes or fitness instruction and any business specializing in the sale of athleisure. Nothing in this Appendix I.1 shall be construed as denying Executive the right to own securities of any corporation listed on a national securities exchange in an amount up to 2% of the outstanding number of such securities or to own up to 2% of the equity interests of any entity not listed on a national securities exchange through a passive investment or through investments in private equity or hedge funds or similar investment vehicles. Executive shall not be in violation of this Appendix I.1, if she provides services to a subsidiary, unit or division of any entity where such entity has a subsidiary, affiliates, division or unit engaged in the Competing Business, so long as Executive does not directly or indirectly supervise or provide services or advice to the subsidiary, affiliate, unit or division engaged in the Competing Business.

(b) Confidential Information. (i) Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below). Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Executive’s duties for the Company. For purposes of this Appendix I, “Confidential Information” shall mean all confidential information of the Company or its subsidiaries, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by Executive (alone or with others) or to which Executive shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company or its subsidiaries from others with whom the Company or its subsidiaries has a business relationship in which, and as a result of which, such information is revealed to the Company or its subsidiaries. For purposes of this Appendix I, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (A) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the research and development plans and activities of the Company or its subsidiaries; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. Executive understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Subject to Appendix I.1(b)(ii), nothing in this Appendix I.1(b)(i) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, governmental or civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, from exercising any legally protected whistleblower rights or from disclosing Confidential Information to the extent reasonably necessary in connection with any litigation involving Executive and the Company.

(ii) Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Executive shall (if legally permitted) promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Appendix I.1(b). Thereafter, to the extent legally permitted, Executive shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and, to the extent permitted by law, Executive shall give the Company prior notice of the Confidential Information or Trade Secret Information Executive believes Executive is required to disclose. The Company shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Appendix I.1(b)(ii) within 30 days of receipt of an invoice.

(c) Inventions. Executive shall promptly disclose and provide to the Company any original works of authorship, designs, concepts, formulae, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that Executive conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Executive’s employment and that is related to the Company’s businesses or any business that the Company has plans to engage in, which is under active consideration by the Board or executive officers of the Company, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within Confidential Information or Trade Secret Information, or are patentable, copyrightable or protectable as trade secrets. Executive acknowledges and agrees that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by Executive within the scope of Executive’s employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that Executive should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, Executive hereby irrevocably waives all rights, title and interest and assigns to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention. Executive agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit, by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after Executive’s employment hereunder or otherwise.

(d) Non-Disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, or any of their (x) current or former officers, or directors, or (y) employees or shareholders in their capacity as such and (ii) the Company shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company or Company Parties during the Term and in connection with Executive’s employment or internal communications by the Company Parties during the Term, (B) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil or governmental investigative demand or similar process) or (C) the parties hereto from acting in good faith to enforce any rights under the Agreement or any equity agreement. For purposes of this Agreement, the term “Company Parties” shall mean the members of the Board and executive officers and designated spokespersons of the Company, acting in their capacity as representatives of the Company.

(e) Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of her employment with the Company shall remain the exclusive property of the Company and Executive shall return all copies of such property upon any termination of her employment. Notwithstanding the foregoing, Executive shall be permitted to retain her calendars, personal contacts, personal correspondence and any compensation-related documents or information reasonably needed for tax planning or preparation purposes. Executive shall also be permitted to retain her mobile phone and phone number.

(f) Reasonableness. Executive acknowledges that, Executive will have significant exposure and access to the Company’s Confidential Information and Trade Secret Information. In addition, Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and is proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause immeasurable and irreparable damage to the Company. Furthermore, Executive acknowledges that information regarding the Company’s employment relationships and service arrangements with its directors, officers and employees is Confidential Information, that the Company depends upon the unique talents, knowledge and expertise of its directors, officers and employees for its continued performance and that interference with such employment relationships or service arrangements would cause immeasurable and irreparable damage to the Company. Therefore, Executive acknowledges that the limitations and obligations contained in this Appendix I.1 are, individually and in the aggregate, reasonable and properly required by the Company. Executive agrees that Executive shall not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations; provided, that, the Company agrees that Executive may challenge the applicability of such limitation or obligations to a particular set of factual circumstances.

2. Injunctive Relief. Executive acknowledges that a violation on Executive’s part of any of the covenants contained in Appendix I.1 hereof would cause immeasurable and irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, Executive agrees that the Company (in addition to any other rights it may have under the Agreement) shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Appendix I.1 hereof is void or constitutes an unreasonable restriction against Executive, the provisions of such Appendix I.1 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Appendix I and that Executive will reimburse the Company and its subsidiaries for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Appendix I if Executive challenges the reasonability or enforceability of any of the provisions of this Appendix I; provided, that, the Company agrees that Executive may challenge the applicability of such limitation or obligations to a particular set of factual circumstances without such reimbursement provision being applicable.

3. Cooperation. Executive agrees that both during and after any employment with the Company, regardless of how, when or why such employment ends, Executive shall provide reasonable cooperation to the Company and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any affiliate and any other legal, internal or business matters of or concerning the Company and/or any affiliate that relates to events occurring during Executive’s employment with the Company or any of its affiliates, other than a suit between Executive, on the one hand, and the Company or its affiliates, on the other hand or, solely with respect to a claim by the Executive against the Company, any cooperation which would otherwise be against Executive’s own legal interests. Such cooperation shall include meeting with and providing information to the Company, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse within 30 days following receipt of an invoice any reasonable legal fees and related expenses Executive incurs in order to comply with this Appendix I.3 and any reasonable travel expenses. The

Company shall reasonably cooperate to schedule any such cooperation requests to take into account Executive’s personal and professional commitments. If Executive s required to cooperate for more than 10 hours in any calendar year in which she is not receiving severance, she will be paid an hourly rate of $300.00 per hour for any hours in excess of 10 hours.

Appendix II – Definitions

The definitions set forth in this Appendix II are expressly made an integral part of the Employment Agreement, dated as of July 22, 2015, between SOULCYCLE INC. and Melanie Whelan (the “Agreement”), to which this Appendix II is attached. All capitalized terms used in this Appendix II, to the extent not defined, shall have the meaning set forth in the Agreement.

1. “affiliate” means (a) any entity in which the Company has a significant equity interest or (b) Equinox, Blink Fitness or any of their respective subsidiaries.

2. “Cause” means the occurrence of any of the following: (a) Executive willfully and continually fails to substantially perform her duties of employment (other than because of a mental or physical impairment) that continues after being given notice of such failure; (b) Executive (i) engages in any act of willful and material (A) misconduct, (B) dishonesty, or (C) wrongdoing or moral turpitude (whether or not a felony) or (ii) materially violates the Company’s code of conduct or a written Company policy, which violation has an adverse effect upon the Company; or (c) Executive willfully (i) breaches her duty of loyalty or (ii) commits an unauthorized disclosure of proprietary or confidential information of the Company.

3. “Change in Control” shall have the meaning set forth in the Company’s 2015 Omnibus Incentive Plan.

4. “Disability” shall have the meaning given to such term in the Company’s governing long-term disability plan, or if no such plan exists, such term shall mean total and permanent disability as determined under the rules of the Social Security Administration.

5. “Date of Termination” means (a) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason the date specified in the Notice of Termination, (b) if Executive’s employment is terminated by the Company (other than for Cause or due to Disability), the Date of Termination shall be the date on which the Company notified Executive of such termination, (c) if Executive resigns without Good Reason, the Date of Termination shall be the date specified by Executive, which shall not be earlier than 90 days after the date Executive provides notice pursuant to Section 4(b) and Section 8(d) of the Agreement; provided, however, the Board may waive such notice period, in which case the Date of Termination shall be the date the Board waived such notice period, (d) if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination, or (e) if Executive’s employment is terminated by reason of death, the date of Executive’s death.

6. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

7. “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (a) a reduction of Executive’s authorities, duties or responsibilities as the Chief Executive Officer of the Company (including reporting relationships) or diminution of title or position; provided, however, that a failure of Executive to be elected to the Board after the IPO shall not constitute Good Reason; (b) the Company’s locating Executive’s principal work location to a location other than the New York City Metropolitan Area; (c) failure of the Company to nominate the Executive for reelection to the Board; or (d) a breach by the Company of Section 3(a), (b), (c) or (d) of this Agreement, or (e) a material breach of the Option agreement.

8. “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

9. “Willful” means an action or omission in bad faith and without reasonable belief it was in the best interests of the Company.

Appendix III – Form of Waiver and General Release1

Waiver and General Release (this “Release”), dated as of             , between Melanie Whelan (“Employee” or “you”) and SOULCYCLE INC. (the “Company”) on behalf of itself and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present (i) directors, or officers, whether acting as agents for the Company or in their individual capacities or (ii) fiduciaries, agents, trustees, administrators, attorneys, employees and assigns in their capacity as such (collectively, the “Company Entities”).

1. Concluding Employment. You acknowledge your separation from employment with the Company effective              (the “Separation Date”), and that after the Separation Date you shall not represent yourself as being a director, officer, employee, agent or representative of any Company Entity for any purpose. The Separation Date shall be the termination date of your employment for all purposes including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein. You agree that you are not allowed on Company premises at any time after the Separation Date. Within 15 business days following the Separation Date, you will be paid for previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid.

2. Severance Benefits. In exchange for your waiver of claims against the Company Entities, the Company agrees to pay or provide to you the amounts and benefits as set forth in Section [5(a)(i), (ii), (iii) and (iv)] of the Employment Agreement, dated as of July 22, 2015, between the Company and you (the “Employment Agreement”).

3. Acknowledgement. You acknowledge and agree that the payment(s) and other benefits described in this Release: (a) are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities; and (b) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company Entities and/or any agreement between you and the Company Entities.

4. General Release of Claims. Except as stated in Paragraph 6, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), hereby release and forever discharge the Company Entities from all claims and causes of action, which Releasors ever had, now have, or may have against the Company Entities, whether you currently have knowledge of such claims

[1]	Note: To be updated to reflect changes in law.

and causes of action, arising, or which may have arisen, out of or in connection with any event occurring before the date hereof This includes, but is not limited to claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”) and the Rehabilitation Act, all as amended.

This Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

You further understand that this Release extends to all claims that Releasors may have as of this date against the Company Entities based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

You agree that this Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 6, Releasors are completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

5. Breach of General Release of Claims. If you breach any provision of the General Release of Claims provided in Paragraph 4, then you will not be entitled to, and shall return, 75% of the value of the severance benefits provided in Paragraph 2. The Company will be entitled to attorney’s fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of the Company will not in any way effect the enforceability of the Restrictive Covenants provided in Appendix I to the Employment Agreement, which are adequately supported by the remaining severance benefits provided in Paragraph 2.

6. Exclusions from General Release. You are not waiving your right to enforce the terms of this Release or to challenge the knowing and voluntary nature of this Release under the ADEA as amended; or your right to assert claims that are based on events that happen after this Release becomes effective. You agree that the Company reserves any and all defenses, which it has or might have against any claims brought by you. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to you, reduced by the amount of money paid to you pursuant to this Release and Section 5 of the Employment Agreement. Nothing in this Release interferes with your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, you understand that you have waived your right to recover any individual relief or money damages, which may be awarded on such a charge. In addition, nothing in this Release interferes with or waives (a) your rights under applicable whistleblower statutes, regulations and rules (including Rule 21F under the Exchange Act), including rights to receive rewards thereunder, (b) your rights, if any, to the Accrued Benefits (as defined in the Employment Agreement), severance, accelerated vesting of long-term incentive awards and other related post-employment benefits expressly provided in Section 5 of the Employment Agreement or under any applicable equity agreement, (c) your vested benefits under any employee pension or welfare benefit plan in which you participated as an employee of the Company, (d) your right to COBRA (as defined in the Employment Agreement) continuation coverage under the Company’s group health plan, (e) your right, if any, to continuing indemnification or directors & officers insurance as expressly provided in Section 3(g) of the Employment Agreement and (f) your right to file any claims you may have for worker’s compensation or unemployment benefits.

7. Right to Revoke. This Release does not become effective for a period of seven (7) days after you sign it, and you have the right to cancel it during that time. Any decision to revoke this Release must be made in writing and hand-delivered to the Company or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to [•]. You understand that if you decide to revoke this Release, you will not be entitled to any severance benefits provided in Paragraph 2.

8. Unemployment Compensation Benefits. If you apply for unemployment compensation, the Company will not challenge your entitlement to such benefits. You understand that the Company does not decide whether you are eligible for unemployment compensation benefits, or the amount of the benefit.

9. No Wrongdoing. By entering into this Release, the Company does not admit that it has acted wrongfully with respect to your employment or that you have any rights or claims against it.

10. Choice of Law and Venue. The terms of this Release will be governed by the laws of Delaware (without regard to conflict of laws principles). Any legal action to enforce this Release shall be brought in the state courts of New York, located in New York City, New York.

11. Severability. If any of the terms of this Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this Release will not in any way be affected or impaired thereby. Further, if a court should determine that any portion of this Release is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

12. No Assignment. This Release is personal to you and you cannot assign it to any other person or entity.

13. Attorneys’ Fees. You understand that you are responsible to pay your own costs and attorneys’ fees, if any, that you incurred in consulting with an attorney about this Release.

14. Entire Agreement. This Release constitutes the entire agreement between the Company and you regarding the subject matter included in this document. You agree that there are no promises or understandings outside of this Release, except with respect to your continuing obligations not to reveal the Company’s proprietary, confidential, and trade secret information, as well as your obligations to maintain the confidentiality of secret information. This Release supercedes and replaces all prior or contemporaneous discussions, negotiations or general releases, whether written or oral, except as set forth herein. Any modification or addition to this Release must be in writing, signed by an officer of the Company and you.

15. Eligibility and Opportunity to Review. You certify that you are signing this Release voluntarily and with full knowledge of its consequences. You understand that you have at least twenty-one (21) days from the date you received this Release to consider it, and that you do not have to sign it before the end of the twenty-one (21) day period. You are advised to use this time to consult with an attorney prior to executing this Release.

16. Understanding and Acknowledgement. You understand all of the terms of this Release and have not relied on any oral statements or explanation by the Company. You have had adequate time to consult with legal counsel and to consider whether to sign this Release, and you are signing it knowingly and voluntarily.

IN WITNESS WHEREOF, Employee has executed this Release by her signature below.

Date:

Melanie Whelan

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